West is committed to providing timely and transparent communication to all stakeholders regarding the recent cyberattack on its network systems. Following initial detection of an intrusion on May 4, 2026, West Pharmaceutical Services promptly implemented a series of technical and organizational measures to contain and mitigate the potential impact. This included the proactive shutdown and isolation of affected on- premise infrastructure for containment purposes, restriction of access to enterprise systems, and activation of further incident response and crisis management protocols, including notifying law enforcement. West also engaged Palo Alto Networks’ Unit 42, a leading threat intelligence and incident response team, to support the Company’s investigation, containment, and recovery efforts, in coordination with other external experts and legal counsel. The incident and the Company’s proactive response have temporarily disrupted the Company’s business operations globally. While the Company has restored its core enterprise systems, and critical processes for shipping, receiving, and manufacturing have restarted at some sites with restoration of the remaining sites in process, the timeline for a complete restoration has not yet been finalized. West is leveraging its business continuity plans and working with our customers to mitigate risk and minimize delays wherever possible. We will continue to provide timely updates as additional information becomes available. Last Updated May 11, 2026 Cyberattack Update